GLOBAL TERMS AND CONDITIONS
2024 NON-QUALIFIED STOCK OPTION (NQSO) GRANTS
UNDER THE MERCK & CO., INC. 2019 INCENTIVE STOCK PLAN
I.GENERAL. Merck & Co., Inc. (the “Company”) has granted to you the stock option specified in this document pursuant to the Merck & Co., Inc. 2019 Incentive Stock Plan, including any sub-plan thereto for your country (the “Plan”). This stock option is subject to the terms and conditions of the Plan and these Global Terms and Conditions, including any additional terms and conditions for your country in Appendix B (the “Terms”). Unless otherwise defined in this document, capitalized terms used in these Terms are as defined in the Plan.

Grant Type:	NQSO – Annual
Option Price:	$XX.XX
Grant Date:	April 30, 2024
Expiration Date:	April 29, 2034

Vesting Dates	Portion that Vests
April 30, 2025	First: 33.333%
April 30, 2026	Second: 33.333%
April 30, 2027	Third: Balance

IMPORTANT NOTICE: This grant requires you to affirmatively accept it. You MUST log onto the Morgan Stanley website at: (http://www.morganstanley.com/spc/knowledge/managing-equity/managing-your-existing-awards/accepting-awards-grants/) to accept the grant.

Follow the procedures described on the Morgan Stanley website to accept your stock option within 90 days. Failure to accept the terms and conditions of your stock option within 90 days may result in Forfeiture of the stock option.

A.Vesting & Expiration Dates. This stock option becomes exercisable in equal installments (subject to a rounding process) on the Vesting Dates indicated in the box above. This stock option expires on its Expiration Date, which is the day before the tenth anniversary of the Grant Date. If your employment with the Company or, if different, the subsidiary, affiliate or joint venture (“JV”) of the Company by which you are employed (the “Employer”) is terminated, your right to exercise this stock option will be determined according to the terms in Section II and for grantees outside the United States, also in paragraph 12 of Section A (“Nature of Grant”) of Appendix B, Part I.
B.Subject to Recoupment. This stock option will be subject to recoupment in the event of certain violations of Company policy in accordance with the Company’s Policy and Procedures for Discretionary Recoupment of Compensation for Compliance Violations, as set forth in Appendix A.1, and with the Company’s Policy and Procedures for Recoupment of Incentive-Based Compensation, applicable only for Section 16 Officers,, as set forth in Appendix A.2 (as may be amended from time to time).
II.TERMINATION OF EMPLOYMENT
A.General Rule. If your employment is terminated for any reason other than those specified in the following paragraphs, the portion of this stock option that is unvested will expire on the date your employment ends (for avoidance of doubt, if your employment terminates on a Vesting Date not for misconduct, you will be entitled to vest in that unvested portion of the stock option that is scheduled to vest on that Vesting Date); the portion of this stock option that is vested will expire unless exercised before the New York Stock Exchange closes (the “Close of Business”) on the same day of the third month (“Within Three Months”) after the date of the termination (but in no event after the expiration of the

Option Period). Close of Business for any day on which the New York Stock Exchange is not open means the close of business prior to that date when the Exchange is open. Where there is no corresponding day of a month, the last day of the month is deemed to be the same day as a later date (e.g., November 28, 29 and 30 all correspond to February 28 in non-leap years). If you are rehired by the Company or the Employer, as applicable, this option nevertheless will expire unless exercised Within Three Months, or the original Expiration Date if earlier.
B.Involuntary Termination. If the Company determines that your employment is involuntarily terminated, including the result of a restructuring or job elimination, but excluding non-performance of your duties and the reasons listed under paragraphs C through H, the portion of this stock option that is unvested will expire on the date your employment ends (for avoidance of doubt, if your employment terminates on a Vesting Date not for misconduct, you will be entitled to vest in that unvested portion of the stock option that is scheduled to vest on that Vesting Date); the portion of this stock option that is vested will expire on the one year anniversary of the date your employment ends, but in no event later than the original Expiration Date. If your employment is terminated as described in this paragraph and you are later rehired by the Company or the Employer, as applicable, this option nevertheless will expire according to this paragraph notwithstanding such rehire.
C.Sale. If your employment is terminated and the Company determines that such termination resulted from the sale of your subsidiary, affiliate, division or JV, the following portion of this stock option award will vest and become exercisable immediately upon such termination: if employment terminates on or after the Grant Date but before the first anniversary thereof, then one-third of this stock option award will vest and become exercisable; if employment terminates on or after the first anniversary of the Grant Date, then all unvested stock options will vest and become exercisable. The remaining portion, if any, of this stock option that does not vest pursuant to the foregoing sentence will be forfeited on the date your employment terminates. Whether already vested on the date your employment terminates or vested as a result of such sale, this stock option will expire on the first anniversary of the date your employment with the Company or the Employer, as applicable, ends, but in no event later than the original Expiration Date. Notwithstanding the foregoing, the Committee may determine, for purposes of this stock option grant, whether employment with an entity that is established from the Company’s spin off, split off, split up or distribution of equity securities in connection with that entity constitutes a  termination of employment, and may make adjustments, if any, as it deems appropriate, and not inconsistent with the Plan, at the time of the distribution of such equity securities, in the kind and/or number of shares subject to this option, and/or in the option price of such option. If your employment is terminated as described in this paragraph and you are later rehired by the Company or the Employer, as applicable, this option nevertheless will expire according to this paragraph notwithstanding such rehire.
D.Retirement. If your employment terminates as the result of your retirement, the portion of this stock option that would have become exercisable according to its original schedule within one year of the date your employment terminates will vest and become exercisable on its applicable Vesting Date and the remainder will expire immediately. Whether already vested on the date your employment terminates or vested as a result of such retirement, this option will expire on the earlier of (a) the fifth anniversary of the termination date or (b) its original Expiration Date. For grantees who are employed in the U.S., “retirement” means a termination of employment after attaining the earliest of (a) age 55 with at least 10 years of service (b) such age and service that provides eligibility for subsidized retiree medical coverage or (c) age 65 without regard to years of service. For other grantees, “retirement” is determined by the Company. If your employment is terminated as described in this paragraph and you are later rehired by the Company or the Employer, as applicable, this option nevertheless will expire according to this paragraph notwithstanding such rehire.

E.Death. If your employment terminates as a result of your death, the portion of this stock option that is unvested will vest immediately upon your death. Whether already vested on the date of your death or vested as a result of your death, this stock option will expire on the second anniversary of your death, even if such date is later than the Original Expiration date. This stock option will expire on such earlier date than otherwise specified in this paragraph as may be required under applicable non-U.S. law. If you die while any portion of this stock option remains outstanding, but after your employment terminates for the reasons listed under paragraphs B, C, D, G or H of this section, the portion that remains outstanding after such employment termination will become immediately exercisable and will continue to be exercisable until the expiration date prescribed in paragraph B, C, D, G or H as applicable (and at least a year from your death in those jurisdictions where such extension is required by law).
F.Misconduct. If your employment is terminated as a result of your deliberate, willful or gross misconduct, this stock option (whether vested or unvested) will expire immediately upon your receipt of notice of such termination.
G.Disability. If your employment is terminated and the Company determines that such termination resulted from your inability to perform the material duties of your role by reason of a physical or mental infirmity that is expected to last for at least six months or to result in your death, whether or not you are eligible for disability benefits from any applicable disability program, then this stock option will continue to become exercisable on applicable Vesting Dates and will expire on the earlier of (a) the fifth anniversary of the day your employment terminates and (b) its original Expiration Date. If your employment is terminated as described in this paragraph and you are later rehired by the Company or the Employer, as applicable, this option nevertheless will expire according to this paragraph notwithstanding such rehire.
H.Change in Control. If this stock option is assumed, converted or otherwise remains outstanding in connection with a Change in Control and your employment is involuntarily terminated without Cause before the second anniversary after the closing of a Change in Control, each unvested stock option that is outstanding immediately prior to the Change in Control will immediately become fully vested and exercisable. All options, including options vested prior to such time, will expire on the fifth anniversary of the termination of your employment following a Change in Control (but not beyond the Expiration Date). This extended exercise period does not apply in the case of termination by reasons of retirement, involuntary termination, sale, misconduct, death or disability, as described in paragraphs B through G above or termination prior to a Change in Control. If this stock option does not remain outstanding following the Change in Control and is not converted into a successor stock option, then each unvested stock option that is outstanding immediately prior to the Change in Control will lapse as of the Change in Control and at the election of the Company, you will be entitled to receive cash for this stock option in an amount at least equal to the difference between the price paid to stockholders in the Change in Control and the Option Price of this stock option. “Cause” and “Change in Control” are defined in the Merck & Co., Inc. Change in Control Separation Benefits Plan (excluding an MSD Change in Control).
I.Transfer of Employment. Transfer of employment between the Company, a subsidiary, affiliate, JV, JV partner or affiliate of the Company who provides services to the JV with such partner or affiliate or other entity in which the Company has determined that it has a significant business or ownership interest (together, the “Company Group”) is not considered termination of employment for purposes of this stock option. Such employment must be approved by the Company and contiguous with employment by the entity in the Company Group you were employed by immediately prior to the relevant transfer. The terms set out in paragraphs A through H above shall continue to apply to this stock option following a transfer of employment accordance with this section.

III.TRANSFERABILITY
This stock option and any interest therein shall not be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily, other than by will or the laws of descent and distribution in connection with your death.
IV.TAX WITHHOLDING
Regardless of any action the Company and/or the Employer take with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items arising out of your participation in the Plan and legally applicable or deemed applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company and/or the Employer, if any. You further acknowledge that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the stock option or underlying shares of Common Stock, including, but not limited to, the grant, vesting or exercise of the stock option, the subsequent sale of shares of Common Stock acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit and are under no obligation to structure the terms of the grant or any aspect of the stock option to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Furthermore, if you have become subject to tax in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to the relevant taxable or tax withholding event, as applicable, you shall pay or make arrangements satisfactory to the Company and/or the Employer to satisfy any applicable withholding obligations or rights with regard to all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the Tax-Related Items by one or a combination of the following: (i) withholding from your wages or other cash compensation paid to you by the Company, the Employer and/or any subsidiary, affiliate or JV of the Company; or (ii) withholding from proceeds of the sale of shares of Common Stock acquired at exercise of the stock option either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization); or (iii) withholding in shares of Common Stock to be issued at exercise of the stock option; provided, however, that if you are a Section 16 officer of the Company under the Exchange Act, then the Committee must approve any decision to satisfy the Tax-Related Items by the method described in (iii) above.
The Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates in your jurisdiction(s). In the event of over-withholding, you may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in common stock), or if not refunded, you may seek a refund from the local tax authorities. In the event of under-withholding, you may be required to pay additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, you will be deemed to have been issued the full number of shares of Common Stock subject to the exercised stock options, notwithstanding that a number of the shares is held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.
You shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described in this section. The Company may refuse to issue or deliver the shares of Common Stock or the proceeds of the sale of shares, if you fail to comply with your obligations in connection with the Tax-Related Items.

V.DATA PRIVACY
The Company is located at 126 East Lincoln Avenue, Rahway, NJ 07065, U.S.A. and grants employees of the Company and any subsidiary, affiliate or JV of the Company, the opportunity to participate in the Plan, at the Company's sole discretion. If you would like to participate in the Plan, you understand that you should review the following information about the Company’s data processing practices and declare your consent.
A.Data Collection and Usage. The Company collects, processes and uses your personal data, including, name, home address, email address and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any shares of Common Stock or directorships held in the Company, and details of all awards, canceled, vested, or outstanding in your favor, which the Company receives from you or your Employer. If the Company offers you the opportunity to participate in the Plan, then the Company will collect your personal data for purposes of allocating Common Stock and implementing, administering and managing the Plan. The Company’s legal basis for the processing of your personal data would be your consent.
B.Stock Plan Administration Service Providers. The Company transfers participant data to Morgan Stanley, an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share your data with another company that serves in a similar manner. The Company’s service provider will open an account for you. You will be asked to agree on separate terms and data processing practices with the service provider, which is a condition to your ability to participate in the Plan.
C.International Data Transfers. The Company and its service providers are based in the United States. If you are outside of the United States, you should note that your country has enacted data privacy laws that are different from the United States. The Company’s legal basis for the transfer of your personal data is your consent.
D.Voluntariness and Consequences of Consent Denial or Withdrawal. Your participation in the Plan and your grant of consent is purely voluntary. You may deny or withdraw your consent at any time. If you do not consent, or if you withdraw your consent, you cannot participate in the Plan. This would not affect your salary as an employee; you would merely forfeit the opportunities associated with the Plan.
E.Data Subject Rights. You have a number of rights under data privacy laws in your country. Depending on where you are based, your rights may include the right to (i) request access or copies of personal data the Company processes, (ii) rectification of incorrect data, (iii) deletion of data, (iv) restrictions on processing, (v) portability of data, (vi) to lodge complaints with competent authorities in your country, and/or (vii) a list with the names and addresses of any potential recipients of the your personal data. To receive clarification regarding your rights or to exercise your rights please contact the Company at Attn: Global Privacy Office, 351 N. Sumneytown Pike, North Wales, Pennsylvania, U.S.A. 19454.
F.The collection, use and transfer of your personal data for the purpose of implementing, administering and managing your participation in the Plan is conducted in accordance with the Company’s Global Privacy and Data Protection Policy. You also understand that the Company may, in the future, request you to provide another data privacy consent.  If applicable and upon request of the Company, you agree to provide an executed acknowledgement or data privacy consent form to the Company or the Employer (or any other acknowledgements, agreements or consents) that the Company and/or the Employer may deem necessary to obtain under the data privacy laws in your country, either now or in the future.  You understand that you will not be able to participate in the Plan if you fail to execute any such acknowledgement, agreement or consent requested by the Company and/or the Employer.

If you agree with the data processing practices described in this Section, you will declare your consent by clicking to "Accept" these Terms on the Morgan Stanley website.
VI.GOVERNING LAW
This document may be amended only by another written agreement between the parties. This document will be interpreted and enforced under the laws of the State of New Jersey, United States (without regard to its choice-of-law provisions). For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or this document, the parties hereby submit to and consent to the exclusive jurisdiction of the State of New Jersey and agree that such litigation shall be conducted only in the courts of Union County, New Jersey, or the federal courts for the United States for the District of New Jersey, and no other courts, where this grant is made and/or to be performed.
VII.SEVERABILITY
The provisions of this document are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
VIII.WAIVER
You acknowledge that a waiver by the Company of breach of any provision of these Terms shall not operate or be construed as a waiver of any other provision of these Terms or of any subsequent breach by you or any other grantee.
IX.ELECTRONIC ACCEPTANCE
The Company may, in its sole discretion, decide to deliver any documents related to the stock option or future options that may be granted under the Plan by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.
X.COUNTY-SPECIFIC APPENDIX
This stock option shall be subject to any additional provisions set forth in Appendix B for your country, if any. If you relocate to one of the countries included in Appendix B during the life of this stock option, the additional provisions for such country shall apply to you, to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.
XI.ADMINISTRATION
The Committee is responsible for construing and interpreting this stock option, including the right to construe disputed or doubtful Plan provisions, and may establish, amend and construe such rules and regulations as it may deem necessary or desirable for the proper administration of this stock option grant. Any decision or action taken or to be taken by the Committee, arising out of or in connection with the construction, administration, interpretation and effect of this stock option grant shall, to the maximum extent permitted by applicable law, be within its absolute discretion (except as otherwise specifically provided herein) and shall be final, binding and conclusive upon the Company, all Eligible Employees and any person claiming under or through any eligible employee. All determinations by the Committee including, without limitation, determinations of the Eligible Employees, the form, amount and timing of incentives, the terms and provisions of incentives and the writings evidencing incentives, need not be uniform and may be made selectively among Eligible Employees who receive, or are eligible to receive, Incentives hereunder, whether or not such Eligible Employees are similarly situated.
This stock option is subject to the provisions of the 2019 Incentive Stock Plan. For further information regarding your stock options, you may access the Merck Global Long-Term Incentives homepage via Sync > HR > Money > Long-Term Incentive Program.

APPENDIX A.1
Policy and Procedures for Discretionary Recoupment of
Compensation for Compliance Violations
Policy
It is the policy of the Compensation and Management Development Committee (the “Committee”) of the Board of Directors (the “Board”) of Merck & Co., Inc. (the “Company”) that the Committee will exercise its discretion to determine whether to seek Recoupment of any Covered Compensation paid or awarded to an Affected Employee, where it determines, in consultation with the Audit Committee, that: a) the Affected Employee engaged in misconduct, or failed to reasonably supervise an employee who engaged in misconduct, that resulted in a Material Violation; and b) the Committee concludes that the Material Violation caused Significant Harm to the Company.
Definitions
1.An “Affected Employee” is an employee in Band 600 or higher who (i) engaged in misconduct that results in a Material Violation; or (ii) failed in his or her supervisory responsibilities to reasonably manage or monitor the conduct of an employee who engaged in misconduct that results in a Material Violation.
2.“Covered Compensation” means all (a) incentive‐based cash compensation granted to an Affected Employee, including, without limitation, any annual bonuses and other short‐ and long‐term cash incentives, (b) equity‐based compensation, including, without limitation, stock options, restricted stock, restricted stock units, performance share units (“PSUs”), (c) any proceeds or earnings received in respect of (a) and (b), and (d) any other forms of compensation that the Committee determines to be subject to this policy. For the avoidance of doubt, the foregoing includes any compensation that was previously paid, earned, vested, deferred or paid or payable as a component of severance or termination compensation.
3.“Executive” means current and former executive officers of the Company, as “executive officer” is defined for the purposes of the Securities Exchange Act of 1934, as amended.
4.A “Material Violation” is defined as (i) a material violation of a written Company policy relating to the research, development, manufacturing, sales, or marketing of Company products or (ii) conduct detrimental to the Company, including the Company’s overall goodwill or reputation.
5.“Recoupment” is defined to include any and all of the following actions to the extent permitted by law: (a) reducing the amount of a current or future bonus or other cash or noncash incentive compensation award, (b) requiring reimbursement of a bonus or other cash-based incentive compensation award paid with respect to the most recently completed performance period, (c) cancelling all or a portion of a future‐vesting equity award, (d) cancelling all or a portion of an equity award that vested within the previous twelve‐month period, (e) requiring return of shares paid upon vesting and/or reimbursement of any proceeds received from the sale of an equity award, in each case that vested within the previous twelve‐month period, and (f) any other method of reducing the total compensation paid to an employee for any prior twelve‐month period or any current or future period.
6.“Significant Harm” means a significant negative impact on the Company’s financial operating results or reputation.
Procedures
a.Subject to any delegation to the Chief Executive Officer, as discussed below, the Committee, acting in consultation with the Audit Committee, shall administer this policy and have full discretion to interpret and to make any and all determinations under this policy. Any determinations made by the Committee shall be final, binding, and conclusive on all parties. Notwithstanding the foregoing, the full Board shall approve any determination to seek or waive Recoupment from the Chief Executive Officer.
b.The General Counsel, in consultation with the Chief Ethics and Compliance Officer and the Executive Vice President, Human Resources, is responsible for determining whether to refer a matter to the Committee for review under this policy and for assisting the Committee with its review. In administering this policy, the Committee may consult with other committees of the Board and any external or internal advisors as it deems appropriate.
c.If the Committee, acting in consultation with the Audit Committee, determines that there is a basis for seeking Recoupment under this policy, the Committee shall exercise its discretion to determine for each Affected Employee, on an individual basis, whether, and to what extent and in which manner, to seek Recoupment.

d.In exercising its discretion, the Committee may take into consideration, as it deems appropriate, all of the facts and circumstances of the particular matter and the general interests of the Company.
Delegation to Management for Recoupment Decisions
The Committee may delegate to the Chief Executive Officer (who may further delegate as deemed appropriate) the authority to administer this policy and to make any and all decisions under it regarding Affected Employees who are not Executives of the Company. Management shall report to the Committee on any affirmative decisions to seek Recoupment pursuant to this delegation of authority.
Public Disclosures
The Company will comply with all applicable securities laws and regulations, including Securities and Exchange Commission disclosure requirements regarding executive compensation and any applicable New York Stock Exchange listing standard or requirements, with respect to this policy. The Company may also, but is not obligated to, provide additional disclosure beyond that required by law when the Company deems it to be appropriate and determines that such disclosure is in the best interest of the Company and its shareholders.
Miscellaneous
Nothing in this policy shall limit or otherwise affect any of the following: 1) management’s ability to take any disciplinary action with respect to any Affected Employee; 2) the Committee’s ability to use its negative discretion with respect to any incentive compensation performance target at any time; or 3) the Committee’s or management’s ability to reduce the amount (in whole or in part) of a current or future bonus or other cash or non‐cash incentive compensation award to any Affected Employee for any reason as they may deem appropriate and to the extent permitted by law. Any right of Recoupment under this policy is in addition to, and not in lieu of, any other remedies or rights of Recoupment that may be available to the Company pursuant to the terms of any similar policy in any incentive plan, employment agreement, equity award agreement, or similar agreement, including, without limitation, the Company’s Policy and Procedures for Recoupment of Incentive‐Based Compensation, and any other legal remedies available to the Company. The Company shall not indemnify or agree to indemnify any current or former Executive against the loss of incentive compensation subject to this policy nor shall the Company pay or reimburse or agree to pay or reimburse any insurance premium to cover the loss of such incentive compensation. The Committee may amend, modify, or terminate this policy in whole or in part at any time and from time to time in its sole discretion.

APPENDIX A.2
Policy and Procedures for Recoupment of
Incentive-Based Compensation
Policy
The Compensation and Management Development Committee (the “Committee”) of the Board of Directors (the “Board”) has adopted this Incentive‐Based Compensation Recoupment Policy (the “Policy”) to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D‐1 promulgated thereunder (“Rule 10D‐1”) and Paragraph 303A.14 of the Listing Standards Manual of the New York Stock Exchange (“NYSE”), which require the recovery of certain Incentive‐Based Compensation in the event of an accounting restatement resulting from a material error in the consolidated financial statements of Merck & Co, Inc. (the “Company”). This Policy shall be administered by the Committee, which shall have express discretionary authority to interpret and construe this Policy and to make all determinations with respect to this Policy, in its sole discretion. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and Rule 10D‐1 (or any successor statute or rule) and any other applicable rules or listing standards adopted by the U.S. Securities and Exchange Commission (the “SEC”) or NYSE. All interpretations, constructions and determinations made by the Committee under this Policy shall be final and binding on all parties. This Policy may be amended with the approval of the Committee and may be amended from time to time as necessary to reflect changes in applicable regulations and/or listing standards adopted by the SEC or NYSE. Compliance with this Policy cannot be waived.
Definitions
1. "Accounting Restatement” is the restatement of the Company’s financial statements due to material noncompliance with any financial reporting requirement under the federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements (i) that is material to the previously issued financial statements, or (ii) that would result in a material misstatement if the error were corrected in the current period only or left uncorrected in the current period.
2. A “Covered Officer” is anyone who serves or has served as an executive officer of the Company at any time during the performance period for Incentive‐Based Compensation.
3. “Executive officer” is the equivalent to an “officer” as defined under Section 16a‐1(f) of the Exchange Act (“Section 16 officer”).
4. “Financial reporting measure” is a measure that is (i) determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, or (ii) derived wholly or in part from such measures. For purposes of this Policy, the term “financial reporting measure” includes the Company’s stock price and total shareholder return, whether expressed as an absolute or relative metric. For the avoidance of doubt, a financial reporting measure need not be presented in the Company’s financial statements or included in a filing with the SEC.
5. “Incentive‐Based Compensation” is any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure. Incentive‐Based Compensation may include awards under the Executive Incentive Plan and Performance Share Units under the Merck & Co., Inc. 2019 Stock Incentive Plan, or any successor thereto. Incentive‐Based Compensation does not include (i) base salary; (ii) “sign‐on” bonuses or other compensation granted solely due to the commencement of employment with the Company; (iii) compensation exclusively based on completion of a specific period of employment or service, without any performance condition; or (iv) compensation awarded based on subjective, non‐financial, strategic, or operational measures that are not financial reporting measures.
6. Incentive‐Based Compensation is deemed to be “received” in the fiscal period during which the financial reporting measure specified in the Incentive‐Based Compensation award is attained, even if the payment or grant of the Incentive‐Based Compensation occurs after the end of that fiscal period. Incentive‐Based Compensation in the form of an equity award that vests solely upon the basis of a financial reporting measure performance condition will be deemed to be received in the fiscal period in which it vests.
7. “Recoupment Period” is the three completed fiscal years of the Company immediately preceding the date, and any transition period of less than nine months that results from a change in the Company’s fiscal year within or immediately following those three completed fiscal years, on which the Company is required to perform an Accounting Restatement, which date is the earlier of (i) the date the Board, or a committee of the Board, concludes, or reasonably should have concluded, that the Company is required to perform an Accounting Restatement; or (ii) a date that a court, regulator or other legally authorized body directs the Company to perform an Accounting Restatement.
Procedures for Recoupment of Incentive‐Based Compensation
1. In the event the Company is required to perform an Accounting Restatement, the Company shall, as promptly as reasonably possible, recoup any Incentive‐Based Compensation erroneously received by a Covered Officer during the Recoupment Period. The amount of erroneously received Incentive‐Based Compensation will be the excess of the Incentive‐Based Compensation received by the Covered Officer (whether in cash or in shares) based on the erroneous data in the original financial statements over the Incentive‐Based Compensation (whether in cash or in shares) that would have been received by the Covered Officer had it been based on the restated results, without respect to any tax liabilities incurred or paid by the Covered Officer. For Incentive‐Based Compensation based on total shareholder return or Company stock price, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in the Accounting Restatement, the amount shall be based on the Committee’s reasonable estimate of the effect of the Accounting Restatement on the applicable measure and the Committee shall maintain documentation of the determination of that reasonable estimate and provide it to the NYSE. Notwithstanding the foregoing, Incentive‐Based Compensation shall not be recouped under this Policy to the extent received by any person before the date such person served as a Covered Officer.
2. The Committee shall determine, in its sole discretion, the method of recouping any erroneously received Incentive‐Based Compensation pursuant to this Policy.
3. No recoupment shall be required if any of the following conditions are met and the Committee determines that, on such basis, recovery would be impracticable: (i) the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recouped, which determination must be made only after a reasonable and documented attempt by the Company to recoup the Incentive‐Based Compensation (with documentation of such reasonable attempt to recover to be provided to the NYSE); (ii) recovery would violate home country law where that law was adopted prior to November 28, 2022, which determination must be made only after the Company has obtained an opinion of home country counsel, acceptable to the NYSE, that recovery would result in such violation (with a copy of such opinion to be provided to the NYSE); or (iii) recoupment would likely cause an otherwise tax‐qualified retirement plan, under which benefits are broadly available to Company employees, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and U.S. Treasury regulations promulgated thereunder.
Indemnification Not Permitted
The Company shall not indemnify any current or former Covered Officer against the loss of erroneously awarded compensation, and shall not pay, or reimburse any Covered Officer for, premiums incurred or paid for any insurance policy to fund such Covered Officer’s potential recoupment obligations.
Disclosure of Recoupment Decisions
The Company will comply with all applicable securities laws and regulations, including SEC disclosure requirements, with respect to this Policy, and any applicable NYSE listing standard or requirements. The Company may also, but is not obligated to, provide additional disclosure beyond that required by law when the Company deems it to be appropriate and determines that such disclosure is in the best interest of the Company and its shareholders.
Effective Date
This Policy shall be effective as of December 1, 2023 (the “Effective Date”). The terms of this Policy shall apply to any Incentive‐Based Compensation that is received by Covered Officers on or after the Effective Date, even if such Incentive‐Based Compensation was approved, awarded, granted, or paid to Covered Officers prior to the Effective Date.
Miscellaneous
Nothing in this Policy shall limit or otherwise affect any of the following: 1) management’s ability to take any disciplinary action with respect to any Covered Officer; 2) the Committee’s ability to use its negative discretion with respect to any Incentive‐Based Compensation performance target at any time; or 3) the Committee’s or management’s ability to reduce the amount (in whole or in part) of a current or future bonus or other cash or non‐cash incentive compensation award to any executive or other employee for any reason as they may deem appropriate and to the extent permitted by law. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any incentive plan, employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company. This Policy shall be binding and enforceable against all Covered Officers and their beneficiaries, heirs, executors, administrators, or other legal representatives.

APPENDIX B
ADDITIONAL TERMS AND CONDITIONS FOR GRANTEES OUTSIDE THE U.S.
This Appendix, which is part of the Global Terms and Conditions for 2024 Non-Qualified Stock Option Grants under the Merck & Co., Inc. 2019 Incentive Stock Plan, contains additional “terms and conditions” that will apply to you if you reside outside the United States.
The terms and conditions in Part I of this Appendix apply to all grantees who reside outside the United States. The additional terms and conditions in Part II of this Appendix will also apply to you if you reside in one of the countries referenced in Part II.
The information in this Appendix is based on the laws in effect in the respective countries as of November 2023. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information in this Appendix as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time that the stock option vests, you exercise the stock option and shares of Common Stock are issued to you or you sell shares of Common Stock acquired upon exercise of the stock option under the Plan.
In addition, the information contained in this Appendix is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of a particular result. Accordingly, you should seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.
Finally, if you are a citizen or resident of a country, or are considered a resident of a country, other than that in which you are currently working, or transfer residence and/or employment after the Grant Date, the information contained herein may not apply to you in the same manner. The Company shall, in its sole discretion, determine to what extent the terms and conditions included herein will apply under these circumstances.

APPENDIX B - PART I: ADDITIONAL TERMS AND CONDITIONS FOR ALL COUNTRIES OUTSIDE OF THE UNITED STATES
The following additional terms and conditions will apply to you if you reside in any country outside the United States.
A.Nature of Grant
In accepting the stock option, you acknowledge and agree that:
1.the Plan is established voluntarily by the Company, is discretionary in nature, and may be amended, suspended, or terminated by the Company at any time;
2.the grant of the stock option is exceptional, voluntary, and occasional and does not create any contractual or other right to receive future grants of stock options, or benefits in lieu of stock options, even if stock options have been granted in the past;
3.all decisions with respect to future stock option grants, if any, will be at the sole discretion of the Company;
4.your participation in the Plan is voluntary;
5.your participation in the Plan shall not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company and shall not interfere with the ability of the Employer to terminate your employment or service relationship (if any) at any time;
6.the stock option and any shares of Common Stock acquired under the Plan, and the income from and value of same, are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Employer, the Company, or any subsidiary, affiliate, or JV of the Company, and that are outside the scope of your employment or service contract, if any;
7.unless otherwise agreed with the Company in writing, the stock option and any shares of Common Stock acquired under the Plan, and the income and value of same, are not granted as consideration for, or in connection with, the service you may provide as a director of a subsidiary, affiliate, or JV of the Company;
8.the stock option and any shares of Common Stock acquired under the Plan, and the income from and value of same, are not intended to replace any pension rights or compensation;
9.the stock option and any shares of Common Stock acquired under the Plan, and the income from and value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Employer, the Company or any subsidiary, affiliate or JV of the Company;
10.the future value of the shares of Common Stock underlying the stock option is unknown, indeterminable and cannot be predicted with certainty;
11.if the underlying shares of Common Stock do not increase in value, the stock option will have no value;
12.if you exercise the stock option and acquire shares of Common Stock, the value of such shares of Common Stock may increase or decrease in value, even below the Option Price;
13.no claim or entitlement to compensation or damages shall arise from (a) termination of the stock option resulting from termination of your employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of the employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any) and/or (b) termination of the stock option or recoupment of any shares of Common Stock, cash or other benefits acquired at exercise of the stock option resulting from the application of Section I(B) of the Terms;

14.for purposes of the stock option, your employment relationship will be considered terminated as of the date you are no longer providing services to the Employer or the Company or any subsidiary, affiliate or JV of the Company (regardless of the reason for such termination and whether or not later found to be invalid or in breach of the employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and unless otherwise expressly provided in this document, your right to vest in the stock option under the Plan, if any, will terminate effective as of such date and will not be extended by any notice period or any period of “garden leave” or similar period mandated under local; similarly, any right to exercise the stock option after termination of employment will be measured as of the date you are no longer providing services to the Employer or the Company or any subsidiary, affiliate or JV and will not be extended by any notice period or any period of “garden leave” or similar period mandated under local law; the Committee shall have the exclusive discretion to determine when you are no longer providing services for purposes of the grant (including whether you may still be considered to be providing services while on a leave of absence);
15.the stock option and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability;
16.the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendation regarding your participation in the Plan, or the acquisition or sale of underlying shares; you should consult with your personal tax, legal, and financial advisors regarding the decision to participate in the Plan and before taking any action related to the Plan; and
17.neither the Employer, nor the Company or any subsidiary, affiliate, or JV shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the stock option or any amounts due to you pursuant to the exercise of the stock option, the subsequent sale of shares acquired under the Plan or the receipt of any dividends.
B.Insider Trading/Market Abuse Laws
You acknowledge that, depending on your or your broker’s country of residence or where shares of Common Stock are listed, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to accept, acquire, sell or otherwise dispose of shares of Common Stock, rights to shares of Common Stock (e.g., stock options) or rights linked to the value of shares of Common Stock under the Plan during such times that you are considered to have “inside information” regarding the Company (as defined by the laws or regulations in the applicable jurisdictions or your country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Furthermore, you could be prohibited from (i) disclosing the inside information to any third party and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. You should keep in mind that third parties include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You understand you are responsible for ensuring compliance with any restrictions and should consult with your personal legal advisor on this matter.
C.Foreign Asset/Account, Exchange Control and Tax Obligations
You acknowledge that, depending on your country, you may be subject to foreign asset/account, exchange control and/or tax reporting requirements as the result of the acquisition of shares of Common Stock or cash (including dividends and the proceeds of the sale of shares of Common Stock) derived from your participation in the Plan, in, to and/or from a brokerage/bank account or legal entity located outside your country. The applicable laws of your country may require that you report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in your country. You may also be required to repatriate cash received from participating in the Plan to your country within a certain time after receipt. You acknowledge that you are responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult your personal tax, legal and/or financial advisors regarding the same.

D.Language
You acknowledge that you are proficient in the English language, or have consulted with an advisor who is sufficiently proficient, to allow you to understand the terms and conditions of this document. If you have received this document, or any other document related to the stock option and/or the Plan translated into a language other than English, and if the translated version is different than the English version, the English version will control unless otherwise required by local law.
E.Imposition of Other Requirements and Issuance of Shares
The Company reserves the right to impose other requirements on the stock option and the shares of Common Stock purchased upon exercise of the stock options, to the extent the Company determines it is necessary or advisable to comply with local laws or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
In particular, if advisable due to local law requirements, the Committee, in its sole and absolute discretion, may restrict the methods of exercise available such that, for example, you may be required to immediately sell all of the shares of Common Stock underlying the exercised stock option and will receive only the sale proceeds less the Option Price and any applicable Tax-Related Items.

APPENDIX B - PART II: COUNTRY-SPECIFIC ADDITIONAL TERMS AND CONDITIONS AND NOTIFICATIONS

Country	Additional Terms and Conditions and Notifications
Australia	Tax Information The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) (the “Tax Assessment Act”) applies (subject to the conditions in the Tax Assessment Act).
Belgium
Acceptance
Stock options granted to you shall not be accepted earlier than the 61st day following the “Offer Date” for tax at exercise. The Offer Date is the date on which the Company notifies you of the material terms and conditions of the stock option grant. Any acceptance given by you before the 61st day following the Offer Date shall be null and void.

Brazil
Compliance with Law
By accepting the stock option, you acknowledge that you agree to comply with applicable Brazilian laws and pay any and all applicable taxes associated with the exercise of stock options, the sale of shares, and the receipt of any dividends.
Labor Law Acknowledgment
By accepting the stock option, you agree that you are (i) making an investment decision and (ii) the value of the underlying shares of Common Stock is not fixed and may increase or decrease in value without compensation to you.
Further, you acknowledge and agree that, for all legal purposes, (i) any benefits provided to you under the Plan are unrelated to your employment or service; (ii) the Plan is not a part of the terms and conditions of your employment or service; and (iii) the income from your participation in the Plan, if any, is not part of your remuneration from employment or service.

Country	Additional Terms and Conditions and Notifications
Canada
Termination of Employment
This provision replaces paragraph (9) of the “Nature of Grant” section in Part I of this Appendix B:
Except to the extent explicitly required under local employment standards legislation, the stock option and any shares of Common Stock acquired under the Plan, and the income from and value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Employer, the Company or any subsidiary, affiliate or JV of the Company;
This provision replaces paragraph (14) of the “Nature of Grant” section in Part I of this Appendix B:
Except to the extent explicitly required under local employment standards legislation, no claim or entitlement to compensation or damages shall arise from (a) termination of the stock option resulting from termination of your employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of the employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any) and/or (b) termination of the stock option or recoupment of any shares of Common Stock, cash or other benefits acquired at exercise of the stock option resulting from the application of Section I(B) of the Terms;
This provision replaces paragraph (14) of the “Nature of Grant” section in Part I of this Appendix B:
For purposes of the stock option, except to the extent expressly provided in your Terms or expressly required by applicable legislation, your employment relationship will be considered terminated (regardless of the reason for such termination), your right to vest in the stock option under the Plan, if any, will terminate as of the date that is the earliest of (a) the date you are no longer employed or providing services to the Company or any parent, subsidiary, affiliate or JV, (b) the date you receive written notice of termination of employment, or (c) the date written notice of termination is delivered to your last known address (together, the “Termination Date”). Similarly, except to the extent expressly provided in your Terms or expressly required by applicable legislation, any right to exercise the stock option after termination of employment will be measured as of the Termination Date. Except to the extent explicitly required by applicable legislation, the Termination Date will exclude any notice period or period of pay in lieu of such notice required under statute, contract, common/civil law or otherwise. You will not earn, or be entitled to earn, any pro-rated vesting or extended exercisability for that portion of time before the date on which your right to vest terminates, nor will you be entitled to any compensation for lost vesting or exercisability. In case of any dispute as to whether termination of employment has occurred that cannot be reasonably determined under your Terms and the Plan, the Committee shall have the sole discretion, subject to applicable legislation, to determine whether such termination of employment has occurred and the effective date of such termination.
Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued entitlement to vesting or exercisability during a statutory notice period, your right to vest in or exercise the stock option under the Plan, if any, will terminate effective as of the last day of your minimum statutory notice period, but you will not earn or be entitled to pro-rated vesting or extended exercisability if the Vesting Date(s) or exercisability period falls after the end of your statutory notice period, nor will you be entitled to any compensation for lost vesting or exercisability.
Securities Law Information
You are permitted to sell shares of Common Stock acquired through the Plan through the broker designated by the Company under the Plan, if any, provided the resale of shares of Common Stock acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on

Country	Additional Terms and Conditions and Notifications

which the shares of Common Stock are listed. The shares are currently listed on the New York Stock Exchange.
Payment of Option Price
Notwithstanding anything in the Plan, you are prohibited from surrendering shares of Common Stock that you already own or attesting to the ownership of shares of Common Stock to pay the option price of the shares or any Tax-Related Items in connection with the stock option.

The People's Republic of China
The following terms and conditions apply only to grantees who are citizens of the PRC or are otherwise determined to be subject to the requirements imposed by the State Administration of Foreign Exchange (“SAFE”) as determined by the Company.
Exercise of Stock Option and Termination of Employment
You will be permitted to hold shares of Common Stock issued to you at exercise of the stock option. Notwithstanding anything to the contrary in the Plan or Terms, due to exchange control laws in China, you agree that any shares of Common Stock acquired under the Plan and held by you at the time of your termination of employment with the Company or the Employer will be sold on your behalf, pursuant to this authorization, as soon as administratively practicable following the termination of your employment, but no later than six-months following termination of employment. The Company is under no obligation to arrange for such sale at any particular price. You will receive the sale proceeds, less any broker’s fees or commissions and subject to satisfaction of any Tax-Related Items. If the Terms provide that all or a portion of your outstanding stock option will vest and become exercisable at some time following your termination of employment, in no case will the post-termination exercise period extend beyond six months after termination of employment. Any other portion of your stock option that is not vested and exercisable as described above will expire immediately upon your termination of employment.
Due to local regulatory requirements, you agree that the Company may force the sale of any shares of Common Stock issued under the Plan. The sale may occur (i) immediately upon exercise or (ii) within any other time frame as the Company determines to be necessary or advisable for legal or administrative reasons.
Broker Account
Any shares of Common Stock issued to you upon exercise of your stock options must be maintained in an account with Morgan Stanley Smith Barney or such other stock plan service provider as may be selected by the Company in the future until the shares of Common Stock are sold through that broker.
Exchange Control Notification
You understand and agree that, to comply with exchange control laws in the PRC, any cash dividends and the proceeds from the sale of the shares of Common Stock will be immediately repatriated to China through a special exchange control account established by the Company (or any subsidiary, affiliate or JV) or the Employer prior to being delivered to you. The funds may be paid to you in U.S. dollars or local currency at the Company’s discretion. To the extent the funds are paid to you in U.S. dollars, you understand that you will be required to set up a U.S. dollar bank account in China and provide the bank account details to the Employer and/or the Company so that the funds may be deposited into this account. In the more likely event that the Company converts cash received under the Plan into local currency, the Company is under no obligation to secure any exchange conversion rate and the Company may face delays in converting the proceeds to local currency due to exchange control restrictions in China. You agree to bear any currency fluctuation risk between that time and the time the funds are distributed through any such special exchange account. You further agree to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

Country	Additional Terms and Conditions and Notifications
Denmark
Labor Law Acknowledgment
This provision supplements the “Nature of Grant” section Part I of this Appendix B:
By accepting the stock option, you understand and agree that this grant relates to future services to be performed and is not a bonus or compensation for past services.

France
Tax Notification
Your stock option is not intended to be French tax-qualified.
Language Consent
By accepting the stock option, you confirm having read and understood the Plan and your Terms, which were provided in the English language. You accept the terms of those documents accordingly.
En acceptant l’attribution, vous confirmez avoir lu et compris le Plan de travail et vos conditions générales et dispositions, qui ont été transmis en langue anglaise. Vous acceptez les termes de ces documents en connaissance de cause.

Germany	There are no country-specific provisions.
Ireland	There are no country-specific provisions.

Country	Additional Terms and Conditions and Notifications
Israel
Securities Law Information
The grant of the stock option under the Plan is being made pursuant to an exemption from the requirement to file and publish a prospectus in Israel regarding the Plan obtained from the Israeli Securities Authority. Copies of the Plan and the Form S-8 registration statement for the Plan filed with the U.S. Securities and Exchange Commission will be sent to you, at no charge, on written request being mailed to Investor Relations at Merck & Co., Inc., 126 East Lincoln Avenue, Rahway, NJ 07065, U.S.A. The telephone number at the executive offices is 1-908-740-4000. Alternatively, copies of the Plan and the Form S-8 registration statement for the Plan filed with the U.S. Securities and Exchange Commission are available by searching the Company’s filings on the following web site: http://www.sec.gov/edgar/searchedgar/companysearch.html.
Trust Arrangement
You understand and agree that the stock option is offered subject to and in accordance with the terms of the Plan, the Addendum A - Israel to the Plan (the “Israeli Sub-Plan”), the Trust Agreement (the “Trust Agreement”) between the Company and the Company’s trustee appointed by the Company or its subsidiary or affiliate in Israel, currently ESOP Management and Trust Services Ltd. (the “Trustee”), and the Terms. In the event of any inconsistencies between the Israeli Sub-Plan, the Terms and/or the Plan, the Israeli Sub-Plan will govern the stock option granted to you in Israel. Capitalized terms used but not defined in this Appendix B for Israel, the Plan or the Terms have the meanings set forth in the Israeli Sub-Plan.
Requirement to Return Signed Confirmation Letter
If requested by the Employer or the Trustee, you are required to execute the Section 102 Capital Gains Award Confirmation Letter (“Confirmation Letter”) provided to you in connection with the stock option granted to you under the Israeli Sub-Plan. In particular, you must print, sign and deliver a signed copy of the Confirmation Letter to the Trustee within thirty (30) days of the Grant Date, or by such other date as may be determined by your Employer or the Trustee not to exceed ninety (90) days from the Grant Date, for the stock option to qualify for preferential tax treatment. By accepting this stock option, you acknowledge and agree that the terms and conditions of the Confirmation Letter are hereby incorporated by reference into the Terms and shall apply to shares of Common Stock acquired upon exercise of the stock option. If the Trustee does not receive the signed Confirmation Letter within 30 days of the Grant Date, or by such other date as may be determined by your Employer or the Trustee not to exceed ninety (90) days from the Grant Date, the stock option may not qualify for favorable tax treatment. For more details, please contact Daphna Ben-Ari at daphna.ben-ari@merck.com or +972 9533306.
Confirmation of Section 102 Capital Gains Award Terms
The stock option is intended to be a Capital Gain Award that qualifies for the tax treatment for Approved 102 Awards that are designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) of the Ordinance. Notwithstanding the foregoing, by accepting the stock option, you acknowledge that the Company cannot guarantee that the Capital Gain Award tax treatment will apply to the stock option granted to you.

Country	Additional Terms and Conditions and Notifications

By accepting the stock option, you: (a) acknowledge receipt of and represent that you have read and understand the Plan, the Israeli Sub-Plan, the Confirmation Letter and the Terms; (b) accept the stock options subject to all of the terms and conditions of the Plan, the Israeli Sub-Plan, the Confirmation Letter and the Terms; and (c) agree that the shares of Common Stock issued to upon exercise of the stock option will be issued to and deposited with the Trustee and shall be held in trust for your benefit as required by the Ordinance, the Israeli Sub-Plan and any approval by the Israeli Tax Authority pursuant to the terms of the Ordinance, the Israeli Sub-Plan and the Trust Agreement. Furthermore, by accepting the stock option, you confirm that you understand the terms and provisions of Section 102 of the Ordinance, particularly the capital gains track described in subsection (b)(2) and (b)(3) thereof, and agree that you will not require the Trustee to release the shares of Common Stock acquired upon exercise of the stock option to you or sell the shares of Common Stock to a third party, during the Holding Period, unless permitted to do so by the Ordinance or the Israeli Sub-Plan.

Italy
Restriction on the Method of Exercise
Due to regulatory requirements in Italy, you will be restricted to the full cashless (also called the “cashless sell-all”) method of exercising the stock option pursuant to which all shares of Common Stock subject to the exercised stock option will be sold immediately upon exercise and the cash proceeds of the sale, less the Option Price, any Tax-Related Items and broker’s fees or commissions, will be remitted to you. You will not be permitted to hold shares after exercise. You acknowledge that the Company’s designated broker is under no obligation to arrange for the sale of shares of Common Stock at any particular price. The Company reserves the right to provide additional methods of exercise depending on local developments.
Plan Document Acknowledgement
By accepting the stock option granted hereunder, you further acknowledge that you have received a copy of the Plan and the Terms, have reviewed the Plan and the Terms in their entirety and fully understand and accept all provisions of the Plan and the Terms; in particular, you acknowledge that you have read and specifically and expressly approve the following provisions in the Plan and the Terms: (a) your stock option cannot be transferred other than by will or the laws of descent and distribution; (b) in the event of involuntary termination of your employment, your right to exercise your stock option will terminate as of the date that you are no longer actively employed by the Employer, unless otherwise expressly provided in the Terms; (c) the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (d) you are responsible for all Tax-Related Items; (e) if a reorganization, recapitalization, reclassification or other corporate event that results in an adjustment of the shares of Common Stock described in the Plan occurs, your stock option may be adjusted; (f) if a Change in Control, as described in the Plan occurs, your stock option may immediately vest; (g) all decisions with respect to future grants will be at the sole discretion of the Company; and (h) the “Data Privacy” section of your Terms.

Japan	There are no country-specific provisions.

Country	Additional Terms and Conditions and Notifications
Mexico
Securities Law Information
Any stock option offered under the Plan and the shares of Common Stock acquired at exercise of the stock option have not been registered with the National Register of Securities maintained by the Mexican National Banking and Securities Commission and cannot be offered or sold publicly in Mexico. In addition, the Plan and any other document relating to any Award may not be publicly distributed in Mexico. These materials are addressed to you only because of your existing relationship with the Company and its subsidiaries, affiliates and JVs and these materials should not be reproduced or copied in any form. The offer contained in these materials does not constitute a public offering of securities but rather constitutes a private placement of securities addressed specifically to individuals who are present Employees of the Company or one of its subsidiaries, affiliates and JVs, made in accordance with the provisions of the Mexican Securities Market Law, and any rights under such offering shall not be assigned or transferred.
Labor Law Acknowledgement
These provisions supplement the “Nature of Grant” section in Part I of this Appendix B:
By accepting the stock option, you understand and agree that: (i) the stock option is not related to the salary and other contractual benefits granted to you by the Employer and (ii) any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of your employment.
Policy Statement
The invitation the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability to you.
The Company, with registered offices at 126 East Lincoln Avenue, P.O. Box 2000, Rahway, NJ 07065, U.S.A., is solely responsible for the administration of the Plan and your participation in the Plan and the acquisition of shares of Common Stock does not, in any way, establish an employment relationship between you and the Company since you are participating in the Plan on a wholly commercial basis. Based on the foregoing, you expressly recognize that the Plan and the benefits that you may derive from participating in the Plan do not establish any rights between you and the Employer and do not form part of the employment conditions and/or benefits provided by the Employer, and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of your employment.
Finally, you hereby declare that you do not reserve to yourself any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and you therefore grant a full and broad release to the Company, its subsidiaries, affiliates, JVs, branches, representation offices, shareholders, officers, agents or legal representatives, with respect to any claim that may arise.
Plan Document Acknowledgment
By accepting the stock option, you acknowledge that you have received a copy of the Plan, have reviewed the Plan and the Terms, including this Appendix B, in their entirety and fully understand and accept all provisions of the Plan and the Terms.

Country	Additional Terms and Conditions and Notifications

In addition, by accepting the benefits under this grant, you further acknowledge that you have read and specifically and expressly approve the terms and conditions in the “Nature of Grant” section in Part I of this Appendix B, in which the following is clearly described and established: (i) your participation in the Plan does not constitute an acquired right; (ii) the Plan and your participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) your participation in the Plan is voluntary; and (iv) the Company and its subsidiaries, affiliates and JVs are not responsible for any decrease in the value of the shares of Common Stock acquired by you at exercise of the stock option.

Netherlands	There are no country-specific provisions.
Singapore
Restriction on Sale and Transferability
You hereby agree that any shares of Common Stock acquired pursuant to the stock option will not be offered for sale in Singapore prior to the six-month anniversary of the Grant Date, unless such sale or offer is made pursuant to one or more exemptions under Part XII Division 1 Subdivision (4) (other than section 280) of the Securities and Futures Act (Chap. 289, 2006 Ed.) (“SFA”) or pursuant to, and in accordance with, the conditions of any other applicable provision(s) of the SFA.
Securities Law Information
The stock option is being granted to you pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the SFA, on which basis it is exempt from the prospectus and registration requirements under the SFA, and is not made to you with a view of the stock option being subsequently offered for sale to any other party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.
Director Notification
If you are a director (including an alternate, substitute, associate or shadow director) of a Singaporean subsidiary, affiliate or JV of the Company, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore subsidiary, affiliate or JV in writing when you receive an interest (e.g., stock options or shares of Common Stock) in the Company or any related companies. In addition, you must notify the Singaporean subsidiary, affiliate or JV when you sell shares of the Company’s common stock or any related company (including when you sell shares of Common Stock acquired under the Plan). These notifications must be made within two business days of acquiring or disposing of any interest in the Company or any related company. In addition, a notification must be made of your interests in the Company or any related company within two days of either after the director becomes aware of the change in respect of the particulars of any of the aforesaid, the date on which the director becomes a holder of, or acquires an interest in, the shares, debentures, rights, contracts, participatory interests, other securities or securities-based derivatives contacts, whichever last occurs. There is no prescribed form for such disclosure, although in practice, the company secretary normally would prepare a formatted disclosure form that requests the following information: equity award granted, number of shares acquired, description of consideration, if applicable, and the date of the transaction.
A director shall be deemed to have an interest in securities or securities-based derivative contracts referred to above if a family member of the director (not being him or herself a director), holds or has an interest in those securities or securities-based derivatives contract and any contract entered into by, or any grant made to, a family member of a director of a corporation (not being himself a director) shall be deemed to have been entered into by, made or exercised by or made to the director. A “family member” means a spouse, or a son, adopted son, step-son, daughter, adopted daughter or step-daughter below the age of 21 years.

Country	Additional Terms and Conditions and Notifications
Spain
Labor Law Acknowledgment
This provision supplements the “Nature of Grant” section in Part I of this Appendix B:
By accepting your stock option grant, you acknowledge, understand and agree that you consent to participation in the Plan and that you have received a copy of the Plan.
You understand that the Company, in its sole discretion, has unilaterally and gratuitously decided to distribute stock options under the Plan to individuals who may be employees of the Company or its subsidiaries, affiliates or JVs throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any of its subsidiaries, affiliates or JVs on an ongoing basis over and above the specific terms of the Plan. Consequently, you understand that any stock option is given on the assumption and condition that it shall not become a part of any employment contract (either with the Company or any of its subsidiaries, affiliates or JVs) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. Further, you understand and freely accept that there is no guarantee that any benefit whatsoever shall arise from any gratuitous and discretionary stock option since the future value of the stock options and shares is unknown and unpredictable. In addition, you understand that the grant would not be made to you but for the assumptions and conditions referred to above; thus, you acknowledge and freely accept that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any stock option grant shall be null and void.
You also understand and agree that, as a condition of the stock option grant, the termination of your employment for any reason (including the reasons listed below), the stock option will cease vesting and any entitlement to exercise vested stock options will start to run immediately effective on the date you are no longer providing services to the Employer or the Company or any of its subsidiaries, affiliates or JVs unless otherwise specifically provided in the Terms. In particular, you understand and agree that any unvested stock option or any vested stock option not exercised within the period set forth in the “Termination of Employment” section in the Terms will be forfeited without entitlement to the underlying shares of Common Stock or to any amount as indemnification in the event of a termination of your employment as described in the Terms prior to vesting of the stock option by reason of, including but not limited to, resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without good cause (i.e., subject to a “despido improcedente”), individual or collective dismissal on objective grounds, whether adjudged or recognized to be with or without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer and under Article 10.3 of the Royal Decree 1382/1985.
Securities Law Information
No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the grant of the stock option. The Plan and the Terms have not been nor will they be registered with the Comisión Nacional del Mercado de Valores, and do not constitute a public offering prospectus.

Country	Additional Terms and Conditions and Notifications
Sweden
Authorization to Withhold
The following provision supplements the “Tax Withholding” section of the Terms:
Without limiting the Company’s and the Employer’s authority to satisfy their withholding obligations for Tax-Related Items as set forth in the “Tax Withholding” section of the Terms, in accepting the stock option, you authorize the Company and/or the Employer to withhold shares of Common Stock or to sell shares of Common Stock otherwise deliverable to you upon exercise to satisfy Tax-Related Items, regardless of whether the Company and/or the Employer have an obligation to withhold such Tax-Related Items.

Switzerland
Securities Law Information
The offering of participation in the Plan is considered a private offering in Switzerland; therefore, it is not subject to registration in Switzerland. Neither this document nor any other materials relating to the Plan (i) constitute a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (ii) may be publicly distributed nor otherwise made publicly available in Switzerland to any person other than an employee of the Company or Employer or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority.

United Kingdom
Tax Acknowledgment
You agree that you are liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items, as and when requested by the Company or, if different, your Employer or by HM Revenue and Customs (“HRMC”) (or any other tax authority or any other relevant authority). You also agree to indemnify and keep indemnified the Company and, if different, your Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on your behalf.
Notwithstanding the foregoing, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities Exchange Act of 1934, as amended), the amount of any income tax not collected from or paid by you within ninety (90) days of the end of the U.K. tax year in which the event giving rise to the Tax-Related Items occurs may constitute a benefit to you on which additional income tax and National Insurance contributions may be payable. You understand that you will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company and/or the Employer (as appropriate) the amount of any employee National Insurance contributions due on this additional benefit, which may also be recovered from you through any means set forth in the “Tax Withholding” section of the Terms.